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Exhibit (a)(1)(J)

        Supplement to the Offer to Purchase Dated April 10, 2003

Saule Holdings Inc.
a wholly owned subsidiary of
Axcan Pharma Inc.

Has Increased the Price of Its Offer to Purchase for Cash
All Outstanding Shares of Common Stock
and the Associated Rights
of
Salix Pharmaceuticals, Ltd.
to
$10.50 Net Per Share

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 27, 2003, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THE STOCKHOLDERS OF SALIX PHARMACEUTICALS, LTD. (THE "COMPANY") SHALL HAVE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF COMPANY COMMON STOCK, INCLUDING THE ASSOCIATED RIGHTS (AS DEFINED HEREIN) (THE "SHARES", WHICH INCLUDES THE ASSOCIATED RIGHTS), REPRESENTING, INCLUDING THE SHARES OWNED BY AXCAN PHARMA INC. ("PARENT") AND SAULE HOLDINGS INC. ("PURCHASER"), AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) THE BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE REDEEMED THE RIGHTS OR THE PURCHASER SHALL BE SATISFIED THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN (THE "PROPOSED MERGER"), (3) THE BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE APPROVED THE OFFER AND THE PROPOSED MERGER PURSUANT TO THE REQUIREMENTS OF SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE OR THE PURCHASER SHALL BE SATISFIED THAT SECTION 203 DOES NOT APPLY TO OR OTHERWISE RESTRICT THE OFFER AND THE PROPOSED MERGER, (4) PARENT SHALL HAVE RECEIVED PROCEEDS UNDER THE FACILITIES CONTEMPLATED BY ITS COMMITMENT FROM NATIONAL BANK OF CANADA SUFFICIENT, TOGETHER WITH CASH ON HAND, TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER, AND (5) OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE AND THIS SUPPLEMENT SHALL BE SATISFIED.

        PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

IMPORTANT

        Any stockholder of the Company desiring to tender Shares in the offer should either (i) complete and sign the original (blue) or revised (yellow) Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to American Stock Transfer & Trust Company, the Depositary for the offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase and this Supplement or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated Rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated Rights. If the Distribution Date (as defined in Section 3 of the Offer to Purchase and this Supplement) occurs, stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

        Stockholders who have already tendered Shares pursuant to the offer and who have not withdrawn such shares need not take any further action to receive the increased offer price of $10.50 per share if shares are accepted and paid for by the Purchaser pursuant to the offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

        Any stockholder who desires to tender Shares and whose certificates representing such Shares (or, if applicable, associated Rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase and this Supplement.

        Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase and this Supplement. Additional copies of the Offer to Purchase, this Supplement, the revised (yellow) Letter of Transmittal, the revised (green) Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

The Dealer Manager for the Offer is:

May 20, 2003

SUMMARY TERM SHEET

        Saule Holdings Inc. is amending its offer to purchase all of the outstanding shares of Salix Pharmaceuticals, Ltd. common stock (including the associated preferred share purchase rights) to increase the offer price from $8.75 per share to $10.50 per share, net to the seller in cash, without interest. In addition, the expiration date of the offer has been extended to 5:00 p.m., New York City time, on June 27, 2003. The following are some of the questions you, as a stockholder of Salix, may have about these amendments and answers to those questions. We urge you to read carefully the remainder of this Supplement, the Offer to Purchase dated April 10, 2003, as amended from time to time, and the accompanying revised Letter of Transmittal in their entirety because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Supplement, the Offer to Purchase and the accompanying revised Letter of Transmittal. From time to time in this Summary Term Sheet, we refer to Saule Holdings Inc. as "Saule Holdings," Axcan Pharma Inc. as "Axcan" and Salix Pharmaceuticals, Ltd. as "Salix."

HOW HAVE YOU AMENDED THE OFFER?

        The offer has been amended to increase the offer price from $8.75 per share to $10.50 per share, net to you in cash, without interest. This price represents a 20% premium to the original offer price of $8.75 per share and a 68% premium to the average closing price of your shares for the 30 trading days prior to public announcement of the offer.

        In addition, the expiration date of the offer has been extended to 5:00 p.m., New York City time, on June 27, 2003 from the original expiration date of 5:00 p.m., New York City time, on May 23, 2003. See Section 1 of this Supplement.

IF I ALREADY TENDERED MY SHARES IN THE OFFER, DO I HAVE TO DO ANYTHING NOW?

        No, you do not have to take any action regarding any shares you have validly tendered and not withdrawn. If the offer is completed, these shares will be accepted for payment and you will receive the increased price of $10.50 per share without the need for further action on your part.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

        The offer is conditioned upon, among other things, the following:

  •
  Salix's stockholders shall have validly tendered and not withdrawn prior to the expiration date of the offer a number of shares, including the associated preferred share purchase rights, representing, including the shares owned by Axcan and Saule Holdings, at least a majority of all outstanding shares on a fully diluted basis;

  •
  The board of directors of Salix shall have redeemed the preferred share purchase rights or Saule Holdings shall be satisfied that the rights have been invalidated or are otherwise inapplicable to the offer and the proposed merger;

  •
  The board of directors of Salix shall have approved the offer and the proposed merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Saule Holdings shall be satisfied that Section 203 does not apply to or otherwise restrict the offer and the proposed merger;

  •
  Axcan shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the offer and the proposed merger; and

  •
  Other terms and conditions described in Section 14 of the Offer to Purchase, as supplemented by Section 14 of this Supplement shall be satisfied.

        We can waive any of the conditions to the offer, subject to applicable law. See Section 14 of the Offer to Purchase, as supplemented by Section 14 of this Supplement.

WHAT DOES THE BOARD OF DIRECTORS OF SALIX THINK OF THIS OFFER?

        Salix's board of directors has not approved the offer as of the date of this Supplement. On April 23, 2003, Salix published and issued to you (and filed with the Securities and Exchange Commission) a statement recommending that you reject the original offer.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        Our parent company will provide us with funds to purchase all shares validly tendered and not withdrawn in the offer, subject to the facility contingency described above and in the Offer to Purchase. The offer is contingent on Axcan having received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the offer and the proposed merger. See Section 10 to the Offer to Purchase, as supplemented by Section 10 of this Supplement for a description of our financing arrangements.

HAS THE EXPIRATION DATE OF THE OFFER BEEN CHANGED?

        Yes. The expiration date of the offer has been extended to 5:00 p.m., New York City time, on June 27, 2003.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        You may call our information agent MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or our dealer manager for the offer J.P. Morgan Securities Inc. at (866) 262-0777 (toll-free). See the back cover of this Supplement.

To the Holders of Common Stock of
Salix Pharmaceuticals, Ltd.:

INTRODUCTION

        The following information amends and supplements the Offer to Purchase, dated April 10, 2003 (as has been amended and supplemented from time to time, the "Offer to Purchase") of Saule Holdings Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporations Act ("Parent"), pursuant to which Purchaser is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Salix Pharmaceuticals, Ltd., a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Rights", and together with the Common Stock, the "Shares"), of the Company, at a price of $10.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement to the Offer to Purchase (this "Supplement"), and in the related revised Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). The Rights were issued pursuant to a Rights Agreement dated as of January 10, 2003 (the "Rights Agreement") between the Company and Computershare Investor Services, LLC, as rights agent, and are currently evidenced by and trade with the certificates evidencing the Common Stock.

        Except as otherwise expressly set forth in this Supplement and in the revised (yellow) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related original (blue) Letter of Transmittal remain applicable to the Offer. This Supplement should be read carefully in conjunction with the Offer to Purchase. Capitalized terms used herein and not otherwise expressly defined shall have the meaning set forth in the Offer to Purchase. As used herein, the term "Original Offer" shall mean Parent's and Purchaser's original offer to purchase Shares at $8.75 per Share pursuant to the Offer to Purchase and the related original (blue) Letter of Transmittal.

        Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase, as supplemented by Section 3 of this Supplement. Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or they may use the revised (yellow) Letter of Transmittal and the revised (green) Notice of Guaranteed Delivery circulated with this Supplement. Although the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer and will receive the increased offer price per Share described in this Supplement if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer.

        The purpose of the Offer is to enable Parent to acquire control of, and to own the entire equity interest in the Company. As promptly as practicable following consummation of the Offer, Parent and Purchaser will seek to cause the Company to consummate a second-step merger or similar business combination with the Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by the Parent or Purchaser) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer.

        According to the Company's Annual Report for the year ended December 31, 2002, filed with the United States Securities and Exchange Commission (the "Commission") on Form 10-K (the "Company Form 10-K") and the Company's Preliminary Proxy Solicitation Materials filed on May 2, 2003 with the Commission on Schedule 14A (the "Company Schedule 14A"), the Company's annual meeting of stockholders for 2003 (the "Annual Meeting") is scheduled to be held June 19, 2003 at 9:00 a.m.

According to the Company's bylaws (the "Bylaws"), the members of the Company Board are elected at the Annual Meeting each year. Parent and the Purchaser have proposed and intend to solicit proxies for the election of a slate of independent nominees (such nominees, the "Nominees") to replace all the current members of the Company Board. Parent expects that, if nominated and elected, and subject to their fiduciary duties under applicable law, the Nominees would cause the Company Board to:

  •
  amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

  •
  approve the Offer and the Proposed Merger, or otherwise act to satisfy the Business Combination Condition; and

  •
  take any other actions necessary to cause the conditions to the Offer to be satisfied and to permit the Offer and the Proposed Merger to be consummated.

        On May 20, 2003, Parent and the Purchaser filed with the Commission a definitive proxy statement in connection with the election of the Nominees to the Company Board and certain other matters. Parent and the Purchaser expect to file other proxy solicitation materials regarding the election of the Nominees and such other matters. Stockholders are urged to read the definitive proxy statement and other proxy materials when they become available, because they will contain important information. See "Solicitation of Proxies" in this Supplement for information on how to obtain a free copy of such proxy statement and other proxy materials.

        PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE PROPOSED MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

        The Offer is subject to the fulfillment of certain conditions, including the following:

  •
  The Company's stockholders shall have validly tendered and not withdrawn prior to the Expiration Date a number of Shares representing, including the Shares owned by Parent and Purchaser, at least a majority of all outstanding Shares on a fully diluted basis (the "Minimum Condition");

  •
  The Company Board shall have redeemed the Rights or Purchaser shall be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition");

  •
  The Company Board shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Purchaser shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer and the Proposed Merger (the "Business Combination Condition");

  •
  Parent shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger (the "Facility Condition"); and

  •
  Other terms and conditions described in Section 14 of the Offer to Purchase, as supplemented by Section 14 of this Supplement shall be satisfied.

        According to the Company Schedule 14A, there were (i) 21,414,476 Shares issued and outstanding as of April 25, 2003, (ii) outstanding warrants to purchase 16,667 Shares on December 31, 2002, and (iii) outstanding options to purchase 3,227,611 Shares on December 31, 2002. For purposes of the Offer, "fully diluted basis" assumes that all outstanding warrants and stock options are presently exercisable.

        Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued since April 25, 2003 (other than Shares issued pursuant to the exercise of the warrants and stock options referred to above), the Minimum Condition will be satisfied if 12,329,378 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

        In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

        STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE ORIGINAL OFFER USING THE PREVIOUSLY DISTRIBUTED (BLUE) LETTER OF TRANSMITTAL OR (GRAY) NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $10.50 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURES WAS UTILIZED. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 27, 2003, UNLESS OTHERWISE EXTENDED.

        THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE RELATED REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer

        The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

        The price per Share to be paid pursuant to the Offer has been increased from $8.75 per Share to $10.50 per Share, net to seller in cash, without interest. All stockholders whose Shares are validly tendered and not withdrawn and accepted for payment pursuant to the Offer (including Shares tendered prior to the date of this Supplement) will receive the increased price. The Expiration Date has been extended until 5:00 p.m., New York City time, on June 27, 2003, unless the Purchaser extends the period during which the Offer is open.

        THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION AND THE FACILITY CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14 OF THE OFFER TO PURCHASE, AS SUPPLEMENTED BY SECTION 14 OF THIS SUPPLEMENT.

        This Supplement, the revised (yellow) Letter of Transmittal and all other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Purchaser will accept for payment and pay for the Shares in the Offer as set forth in Section 2 of the Offer to Purchase.

3.     Procedure for Tendering Shares and Rights

        Procedures for tendering Shares and Rights for the Offer are set forth in Section 3 of the Offer to Purchase. Stockholders tendering shares may either use the original (blue) Letter of Transmittal that was distributed with the Offer to Purchase or the revised (yellow) Letter of Transmittal distributed with this Supplement and, in either case, will receive $10.50 per share, upon the terms and subject to the conditions of the Offer.

4.     Withdrawal Rights

        The withdrawal rights pursuant to the Offer are set forth in Section 4 of the Offer to Purchase.

5.     Material United States Federal Income Tax Consequences

        The material federal income taxes tax consequences of the Offer are set forth in Section 5 of the Offer to Purchase.

6.     Price Range of Shares

        The discussion set forth in Section 6 of the Offer to Purchase is amended and supplemented as follows:

        The following table sets forth, for the periods indicated, the high and low sale prices for the Shares on the Nasdaq National Market as reported by published financial sources.

	High	Low
Periods in 2003:
First Quarter	$7.20	$5.00
Second Quarter (through May 19, 2003)	12.10	6.44

        On April 9, 2003, the last full trading day prior to the date of the public announcement of the Original Offer, the reported closing sale price per Share on the Nasdaq National Market was $7.28. On May 19, 2003, the last full trading day prior to the announcement of the increase in the Offer Price, the reported closing sale price per Share on the Nasdaq National Market was $11.75 per share. Holders of Shares are urged to obtain current market quotations for the Shares.

7.     Effects of the Offer on the Market for the Shares and Nasdaq National Market Listing; Exchange Act Registration; Margin Regulations; Rights

        A discussion of the effect of the Offer on the market for the Shares and Nasdaq National Market Listing, Exchange Act Registration, Margin Regulations and the Rights is set forth in Section 7 of the Offer to Purchase.

8.     Certain Information Concerning the Company

        General information regarding the Company is set forth in Section 8 of the Offer to Purchase.

9.     Certain Information Concerning Parent and Purchaser

        General information regarding Parent and the Purchaser is set forth in Section 9 of the Offer to Purchase.

10.   Source and Amount of Funds

        The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

        The Purchaser estimates the total amount of funds required to acquire all outstanding Shares at the increased Offer Price pursuant to the Offer (including Shares that Purchaser expects to be issued upon the exercise of options and warrants that have an exercise price of less than the Offer Price) and to pay related fees and expenses has increased from approximately $211 million to approximately $261 million. Purchaser plans to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or advances from Parent.

        A combination of cash on hand and borrowings under the Proposed Credit Facilities will provide sufficient funds to purchase all Shares tendered in the Offer and to consummate the Proposed Merger, in each case, at the increased Offer Price and to pay related fees and expenses. As of March 31, 2003, Parent had approximately $161.8 million in cash and cash equivalents. The Offer is contingent on Parent having received proceeds under the Proposed Credit Facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger. Given Parent's current cash balance and access to the Proposed Credit Facilities contemplated by its commitment from National Bank of Canada, Parent has not secured alternative financing sources for the Offer or the Proposed Merger.

11.   Background of the Offer; Contacts with the Company

        The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

        On April 23, 2003, the Company announced that its board of directors recommended that holders of Shares reject the Original Offer.

        On April 25, 2003, Parent and the Purchaser filed a preliminary proxy statement with the Commission in connection with the solicitation of proxies from stockholders of the Company with respect to the annual meeting of the Company scheduled to be held on June 19, 2003.

        The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the Offer and the Proposed Merger expired at 11:59 p.m. on May 1, 2003. The expiration of the waiting period under the HSR Act satisfied one of the conditions of the Offer.

        On May 2, 2003, the Company filed a preliminary proxy statement with the Commission in connection with the solicitation of proxies from the stockholders of the Company with respect to the annual meeting of the Company scheduled to be held on June 19, 2003.

        On May 20, 2003, Parent announced that it would increase the offer price to $10.50 per share. Parent also announced that it had extended the Offer until 5:00 p.m., New York City time, on June 27, 2003.

        On May 20, 2003, Parent and the Purchaser filed a definitive proxy statement with the Commission in connection with the solicitation of proxies from stockholders of the Company with respect to the annual meeting of the Company scheduled to be held on June 19, 2003.

12.   Purpose of the Offer and the Proposed Merger; Plans for the Company

        The discussion set forth in Section 12 of the Offer to Purchase is hereby amended and supplemented as follows:

        Control of the Company Board.    According to the Company Form 10-K and the Company Schedule 14A, the Company's Annual Meeting is scheduled to be held June 19, 2003 at 9:00 a.m. According to the Company's Bylaws, the members of the Company Board are elected at the Annual Meeting each year. In light of the refusal of the Company Board to rescind the Rights Plan and other defensive measures, Parent and Purchaser intend to solicit proxies for the election of the five Nominees to replace all current members of the Company Board. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees will cause the Company Board to:

  •
  amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

  •
  approve the Offer and the Proposed Merger, or otherwise act to satisfy the Business Combination Condition; and

  •
  take any other actions necessary to satisfy the conditions to the Offer and to permit the Offer and the Proposed Merger to be consummated.

        On May 20, 2003, Parent and the Purchaser filed with the Commission a definitive proxy statement in connection with the election of Nominees to the Company Board at the Annual Meeting and certain other matters. Parent and the Purchaser expect to file other proxy solicitation materials regarding the election of the Nominees and such other matters. Stockholders are urged to read the definitive proxy statement and other proxy materials when they become available, because they will contain important information. See "Solicitation of Proxies" in this Supplement for information on how to obtain a free copy of such proxy statement and other proxy materials.

13.   Dividends and Distributions

        A discussion of dividends and distributions is set forth in Section 13 of the Offer to Purchase.

14.   Conditions of the Offer

        The discussion set forth in Section 14 of the Offer to Purchase is amended and supplemented as follows:

        The waiting period under the HSR Act with respect to the Offer and the Proposed Merger expired at 11:59 p.m. on May 1, 2003. Accordingly, the condition of the Offer relating to the expiration or termination of any applicable waiting period under applicable antitrust laws, including the HSR Act, has been satisfied.

        Except as set forth in this Supplement, the Offer remains subject to the conditions contained in the Offer to Purchase. See Section 14 of the Offer to Purchase.

15.   Preferred Share Purchase Rights.

        A discussion of the preferred share purchase rights is set forth in Section 15 of the Offer to Purchase.

16.   Certain Regulatory and Legal Matters

        The discussion set forth in Section 16 of the Offer to Purchase is hereby amended and supplemented as follows:

        Antitrust.    The waiting period under the HSR Act with respect to the Offer and the Proposed Merger expired at 11:59 p.m. on May 1, 2003.

17.   Legal Proceedings between Parent, Purchaser and the Company

        A discussion of legal proceedings between Parent, Purchaser and the Company is set forth in Section 17 of the Offer to Purchase.

18.   Fees and Expenses

        A discussion of fees and expenses related to the Offer is set forth in Section 18 of the Offer to Purchase.

19.   Miscellaneous

        The discussion set forth in Section 19 of the Offer to Purchase is hereby amended and supplemented as follows:

        Parent and Purchaser have jointly filed with the Commission amendments to the Tender Offer Statement on Schedule TO furnishing additional information with respect to the Original Offer, and may file further amendments thereto with respect to the Offer. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the same manner as described in Section 8 of the Offer to Purchase with respect to information concerning the Company.

        Except as modified by this Supplement and any amendments to the Schedule TO, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase and the revised (yellow) Letter of Transmittal.

SOLICITATION OF PROXIES

        ON MAY 20, 2003, PARENT AND THE PURCHASER FILED WITH THE COMMISSION A DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE ELECTION OF NOMINEES TO THE COMPANY BOARD AT THE COMPANY'S 2003 ANNUAL MEETING OF STOCKHOLDERS AND CERTAIN OTHER MATTERS. PARENT AND THE PURCHASER EXPECT TO FILE OTHER PROXY SOLICITATION MATERIALS REGARDING THE ELECTION OF THE NOMINEES AND SUCH OTHER MATTERS. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT WILL BE SENT TO STOCKHOLDERS OF THE COMPANY SEEKING THEIR SUPPORT FOR THE ELECTION OF THE DIRECTOR NOMINEES TO THE COMPANY BOARD AND SUCH OTHER MATTERS. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF SUCH PROXY STATEMENT AND OTHER DOCUMENTS FILED BY PARENT WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. SUCH PROXY STATEMENT AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY DIRECTING A REQUEST TO THE INFORMATION AGENT FOR THE OFFER, MACKENZIE PARTNERS, INC. AT (800) 322-2885, OR BY EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

INFORMATION CONCERNING PARTICIPANTS

        DETAILED INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF INDIVIDUALS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES OF STOCKHOLDERS OF THE COMPANY BY PARENT AND THE PURCHASER IS AVAILABLE IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED ON MAY 20, 2003 BY PARENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

Saule Holdings Inc.
May 20, 2003

        Facsimile copies of the original (blue) or revised (yellow) Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:
American Stock Transfer & Trust Company
By Hand: 59 Maiden Lane Plaza Level New York, New York 10038	By Overnight Courier: 59 Maiden Lane Plaza Level New York, New York 10038	By Mail: 59 Maiden Lane Plaza Level New York, New York 10038
By Facsimile Transmission: (718) 234-5001
Confirm by Telephone: Call: (718) 921-8200 Call Toll-Free: (800) 937-5449

        Questions or requests for assistance or additional copies of the Offer to Purchase, this Supplement, the related Letter of Transmittal, and other tender offer materials, may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)
or
 Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

227 Park Avenue
New York, New York 10172
Call: (212) 622-2624
Call Toll-Free: (866) 262-0777

QuickLinks

  Exhibit (a)(1)(J)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
SOLICITATION OF PROXIES
INFORMATION CONCERNING PARTICIPANTS